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                                                                   Exhibit 99.12


        We hereby consent to the use of our opinion letter dated August 8, 1996 to the Board of Directors of Turner Broadcasting System, Inc. ("TBS") included as Appendix C-3 to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger transaction involving TBS and Time Warner Inc. and to the references to our firm and such opinion in such Proxy Statement/Prospectus under the captions entitled "Summary--Opinions of Financial Advisors to TBS," "The Transaction--Background," "The Transaction--Recommendation of the TBS Board; TBS's Reasons for the Transaction," "The Transaction--Opinions of TBS's Financial Advisors--Opinion of Merrill Lynch" and "The Transaction--Certain Fees and Expenses." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                 MERRILL LYNCH, PIERCE, FENNER & SMITH
                                            INCORPORATED




September 6, 1996